UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Staff Only (as permitted by Rule 14a-6(e) (2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Sec.240.14a-12

1st Source Corporation
(Name of Registrant as Specified in its Charter)
___________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 9, 2026

Dear Shareholders,

Why you are receiving this letter

We filed our 2026 Proxy Statement on March 13, 2026 for the Annual Meeting on April 23, 2026.

•Our Board recommends you vote FOR Proposal 3 (approval of the amended 1982 Executive Incentive Plan or the EIP) and FOR the other incentive plan proposals.
◦ISS supports the other proposals but recommends voting AGAINST Proposal 3. Glass Lewis supports approving all plans.
◦We disagree with ISS. We believe it used the wrong share counts in its cost calculation and missed key protections in the EIP.

•Our Board recommends you vote FOR all four director nominees (Proposal 1).
◦ISS recommends voting AGAINST Timothy Ozark and Todd Schurz because our Bylaws can only be changed by the Board.
◦We disagree with ISS. Our Bylaws follow Indiana’s long-standing corporate law and do not take away any shareholders rights available under Indiana law.
◦Glass Lewis recommends voting FOR Mr. Ozark unless you want to apply its board diversity policy screen. Under that screen, it recommends voting AGAINST Mr. Ozark.
◦We disagree with Glass Lewis. We have a long history of gender diversity. Our current CEO is a woman, and three of our twelve directors are women (25%).

Please vote FOR Timothy Ozark, Todd Schurz, and FOR Proposal 3.

Proposal 3: Approval of the Executive Incentive Plan

ISS issued its report on March 30, 2026, and recommends voting AGAINST Proposal 3.

As an initial matter, we agree that it is good governance to allow shareholders to vote on the share pool for any equity plan. The EIP has helped align management decisions with shareholder return for decades and we think it continues to work extremely well. ISS used incorrect inputs and did not give enough weight to the EIP’s shareholder protections. These mistakes by ISS could interfere with good governance and our shareholders’ understanding and approval of the EIP.

ISS uses a cost estimate it calls “Shareholder Value Transfer” (SVT). SVT is one factor ISS uses to decide whether to support an equity plan. ISS applied its SVT approach to our plans in a way that overstates the shares that could be issued.
•ISS counted 595,293 shares as “available” across the Executive Incentive Plan (EIP), the Restricted Stock Plan, and the Strategic Deployment Incentive Plan (SDIP), and our 2011 Stock Option Plan.

•This is the wrong count. When shareholders approve the amended plans, any remaining shares under the prior versions of the EIP, Restricted Stock Plan, and SDIP will not be available for future grants. We will not issue any shares under the prior version of the plans up for approval.
•Also, the value per share used by ISS does not consider that most of the shares granted under the plans are denominated in book value.

Below is a corrected version of the SVT table alongside ISS’ incorrect table.

SVT Calculation (1982 Executive Incentive Plan)	ISS	ISS Valuation	SVT	Company	Valuation	SVT
New shares requested (A)	1,250,000	$76,387,500	4.96%
Book value (1) (2)				1,068,750	$55,917,000	3.63%
Market value (1) (3)				181,250	$11,076,188	0.72%
Available shares remaining (B)	595,293	$25,763,355	1.67%	250,000	$4,662,500	0.30%
Unvested/Unexercised granted shares (C)	341,448	$20,865,887	1.35%
Book value (2)				231,111	$12,091,728	0.79%
Market value (3)				110,337	$6,742,694	0.44%
New + Available (A + B)	1,845,293	$102,150,855	6.63%	1,500,000	$71,655,688	4.65%
New + Available + Outstanding (A+B+C)	2,186,741	$123,016,742	7.98%	1,841,448	$90,490,110	5.88%

(A) Amended 1982 Executive Incentive Plan
(1) Shares estimated based on most recent 10-year issuance history for 1982 Executive Incentive Plan shares.
(2) Valued at 12/31/25 Company book value of $52.32.
(3) Valued at 12/31/25 200-day moving average price of $61.11 used by ISS in its valuation.

(B) Available shares remaining 12/31/25	Per ISS	Per Company
1982 Executive Incentive Plan	207,176
Strategic Deployment Incentive Plan	98,645
1982 Restricted Stock Award Plan	39,472
2011 Stock Option Plan	250,000	250,000
Total	595,293	250,000

The total number of shares remaining available for future awards as of April 9, 2026 that will no longer be available upon approval of the successor plans are:

1982 Executive Incentive Plan	171,395
Strategic Deployment Incentive Plan	98,645
1982 Restricted Stock Award Plan	35,152
Total	305,192

We commit as of April 9, 2026 (i) that no further shares will be granted as awards under these existing plans unless the successor plans are not approved by shareholders, or (ii) to reduce the number of shares available under the successor plans by any shares granted under the existing plans prior to the successor plans’ approval by our shareholders.

(C) Unvested/Unexercised granted shares	12/31/2025	4/9/2026
1982 Executive Incentive Plan	255,878	279,999
1982 Restricted Stock Award Plan	85,570	71,861
Total	341,448	351,860

The EIP also limits dilution in other key ways. Most awards under the EIP are “book value” shares which are more similar to phantom stock than the stock awards most public companies grant.
•Book value shares cannot be publicly traded.
•Over the past 10 years, about 85.5% of shares issued under the EIP were book value shares, and about 14.5% were market value shares.
•Book value shares can generally only be sold back to the Company, are transferred at the most recent year-end book value, and only after vested which takes up to 5 years after they are awarded and are forfeited back to the Company if certain performance metrics are not achieved.
•Purchases by the Company are limited to specific events (such as retirement, termination, death, or disability) and other narrow circumstances (such as a home purchase, education expenses, or financial hardship).
•Any of the narrow circumstances noted above that allow for a purchase by the Company are further limited in that only up to 50% of a participant’s vested book value may be sold and those shares generally must have been earned for at least seven years.
•As stated above, book value shares are subject to forfeiture over five years after grant based on achieving certain financial performance metrics.
•Over time, many book value shares are forfeited or redeemed, which also reduces long-term dilution. In fact:
◦Gross grants have averaged approximately 0.32% of currently outstanding shares on a cumulative basis since 2016.
◦Net grants (reduced for forfeitures and share repurchases) have averaged approximately -0.03% of currently outstanding shares since 2016.
◦Net issuances of all equity awards under the EIP since 2016, when the plan was last approved by shareholders, represent approximately -0.30% of currently outstanding shares. So, the Company has repurchased more shares than it has issued since 2016.

Further key attributes of the EIP that ISS does not provide sufficient credit for are as follows:
•The EIP limits pay. It sets a per-employee cap on annual awards. The cap is $1 million of cash and shares for short-term awards and $1 million of cash and shares for long-term awards ($2 million total per year). See 5(a) and 6(a) of the EIP.
•ISS says our clawback policy is not robust enough. We disagree. The EIP states that all awards are subject to the Company’s clawback policy. Our outstanding equity grants under the EIP are performance-based incentive compensation and are subject to recoupment under the policy. See 10(h) of the EIP.
•ISS also says the EIP does not require at least one year of vesting for all award types. We disagree. The EIP defines a “Forfeiture Period” that runs for five years after grant. See 8(d) of the EIP.

We value independent analysis, but we also want you to have the full picture.
•Pay is tied to performance. Our incentive metrics focus on long-term shareholder value (including return on assets, relative return on assets, revenue growth, expense-to-revenue, loan growth, and core deposit growth). See the peer performance discussion on page 21 and the 5-year total return graph on page 22 of the Proxy Statement.
•The EIP includes safeguards. These include payout caps and clawback provisions. We aim to pay competitively, retain talent, and protect shareholder interests.

We have used the EIP as an effective and balanced compensation tool since 1982. We believe it works very well.

Our Board of Directors continues to unanimously recommend that shareholders vote “for” Proposal 3 because the EIP is well designed and appropriately aligns management incentives with long-term shareholder return.

Please read the Proxy Statement for more detail.

Proposal 1: Re-elect Directors Ozark and Schurz

ISS Report

ISS recommends withholding votes from Timothy Ozark and Todd Schurz. ISS cites our Bylaws, which provide that only the Board can amend the Bylaws.
•This approach follows Indiana corporate law (the default rule).
•Indiana has used this default rule for decades (since at least 1929).
•Our Bylaws do not take away any shareholder rights that are available under Indiana law.

Furthermore, there are many provisions in our Bylaws that deal with various procedural and administrative matters, such as meetings of our Board of Directors, committees and shareholders (among others). If these or other provisions were amended in ways that did not align with the Company’s or our shareholders’ best interests or governance best practices, it would be very disruptive to the operations and effective corporate governance of the Company. Boards are typically given control of the Bylaws which protect the Company’s long-term interests. The Board consists of the shareholders’ elected representatives and are entrusted to carry out long-term strategies and objectives without undue disruption. It is a reasonable and appropriate provision, enshrined under long-standing Indiana law, that only the Board of Directors can amend Bylaws because the Board has the experience and in-depth understanding of the Company to determine what Bylaw provisions are in the best long-term interests of the shareholders. As such, we strongly disagree with ISS’ position and rather believe that complying with Indiana law is a reasonable and responsible governance practice.

Glass Lewis Report

Glass Lewis flags Mr. Ozark under its board gender diversity policy screen. We strongly recommend you vote FOR Mr. Ozark despite this.

•We consider many kinds of diversity when nominating directors, including gender and ethnicity (see page 17 of the 2026 Proxy Statement).
•We have had women on our Board and in executive leadership positions for decades.
•Our CEO and director, Andrea Short, is a woman.
•Three of our twelve directors are women (25%).
•We believe Mr. Ozark adds meaningful value to the Board.

Our Board of Directors unanimously recommends that you vote “for” the election of all four Director nominees to our Board of Directors.

Thank you for your time. We appreciate your support.